UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2011
SUN RIVER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-27485	84-1491159

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225
(Address of Principal Executive Offices) (Zip Code)
(214) 739-9191
Registrant’s telephone number, including area code
not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 12, 2011, the Board of Directors of Sun River Energy, Inc. (the “Company”) appointed Jay Leaver, age 47, as the Company’s Vice President of Geology. Mr. Leaver has been the Company’s Senior Geologist since December 22, 2010 and is and will continue to be responsible for all aspects of geology, completion and operation of wells on Company-operated properties in Texas and New Mexico. Mr. Leaver served as Interim-President of Sun River Energy, Inc. from September 23, 2009 to August 3, 2010 and as a consulting geologist from August 3, 2010 to December 22, 2010. He was employed with Thomason Partners Associates, Inc. (“TPA”) on prospect development in the Rocky Mountain Region, and in the Appalachian, Michigan, and Illinois Basins from 1991 to 2010, and worked on projects that led to economic hydrocarbon discoveries in North Dakota, Utah, and Idaho. Prior to joining TPA, from 1989 to 1991 he was employed as geologist at Western States Minerals, a small gold mining company with properties in Utah, Nevada, and California. From 1987 to 1989, Mr. Leaver was employed as a geological technician and later a geologist at Pendleton Land and Exploration, a small oil exploration company. In 2006, Mr. Leaver was promoted to Vice President of Geoscience at TPA, responsible for ensuring a high degree of geophysical and geochemical technology was applied to TPA projects. In 2008, Mr. Leaver was promoted to Executive Vice President at TPA, responsible for managing the flow of projects through the TPA pipeline. Mr. Leaver received his B.S. degree in Geological Engineering from the Colorado School of Mines in 1986. Mr. Leaver is a member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists. In 2009 he served as elected Secretary of the local AAPG Section, the Rocky Mountain Association of Geologists.
     Effective December 22, 2010, the Company entered into an employment agreement with Mr. Leaver, which agreement will remain in place following his appointment as an executive officer of the Company. The employment agreement provides for an initial term of three years and will automatically renew for additional one-year terms unless either party gives notice 30 days prior to the end of the then-current term of its intent to terminate the agreement. Pursuant to the terms of the employment agreement, Mr. Leaver receives an annual minimum base salary of $160,000 during the term of his employment, which amount is subject to increase upon approval by the Board. Mr. Leaver is entitled to receive stock options to purchase 120,000 shares of the Company’s common stock, which options shall vest in equal monthly installments over a period of 36 months and will have an exercise price equal to the fair market value of the Company’s common stock on the effective date of the employment agreement. In addition, Mr. Leaver is entitled to receive 40,000 shares of the Company’s common stock, which will be held in escrow and become earned and vested 1/12th per month thereafter during the term of the employment agreement. All such shares issued to Mr. Leaver will be subject to the Company’s first right to purchase the shares upon receipt of a third party offer.
     In the event Mr. Leaver’s employment is terminated by the Company other than for “Cause” as defined in the employment agreement or by him for “Good Reason” as defined in the employment agreement, he shall be entitled to receive all compensation earned through the date of the termination plus any accrued but unpaid expenses required to be reimbursed under the employment agreement, any vacation accrued to the termination date and an amount equal to his base salary beginning on the termination date as defined in the employment agreement and ending one year from the termination date. If the termination date for any such termination occurs in the third year of the term of the employment agreement, then, in addition to compensation earned through the date of the termination, any accrued but unpaid expenses required to be reimbursed under the employment agreement, and any vacation accrued to the termination date, Mr. Leaver shall receive his pro-rata base salary until the third anniversary of the date of the employment agreement. This severance is payable in equal monthly installments beginning on the last day of the first month following the termination date, subject to Mr. Leaver’s execution and delivery of a release satisfactory to the Company.
The foregoing summary of the employment agreement with Mr. Leaver does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description
10.1	Employment Agreement as of December 22, 2010 by and between Sun River Energy, Inc. and Jay Leaver

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN RIVER ENERGY, INC.
Date: January 18, 2011	By:	/s/ Donal R. Schmidt, Jr.
		Name:	Donal R. Schmidt, Jr.
		Title:	Chief Executive Officer

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